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                     CONSENT OF INDEPENDENT ACCOUNTANTS

                             ___________________



          We consent to the incorporation by reference in the registration statement of Legg Mason, Inc. on Form S-8 (which registers 225,836 shares of Legg Mason, Inc. Common Stock under the Legg Mason, Inc./Brandywine 1998 Non-Qualified Stock Option
Plan) of our reports dated May 2, 1997, on our audits of the consolidated financial statements and financial statement schedules of Legg Mason, Inc. and Subsidiaries as of March 31, 1997 and 1996, and for each of the three years in the period ended March 31, 1997, which reports are included in Legg Mason, Inc.'s 1997 Annual Report on Form 10-K.





                               /s/ Coopers & Lybrand L.L.P.
                               COOPERS & LYBRAND L.L.P.






Baltimore, Maryland
January 30, 1998







                                                       Exhibit 23(a)